Exhibit 10.2

Dated 13 December 2013

NAVIOS EUROPE INC.

as Borrower

and

THE CORPORATIONS

listed in Schedule 1

as Lenders

and

NAVIOS PARTNERS EUROPE FINANCE INC.

as Agent

NAVIOS ACQUISITION EUROPE FINANCE INC.

as Mandated Lead Arranger

and

NAVIOS HOLDINGS EUROPE FINANCE INC.

as Security Trustee

LOAN AGREEMENT

Index

Clause		Page
1	INTERPRETATION	3
2	FACILITY	24
3	POSITION OF THE LENDERS	25
4	DRAWDOWN	26
5	INTEREST	27
6	INTEREST PERIODS – DEFAULT INTEREST	28
7	REPAYMENT AND PREPAYMENT	29
8	CONDITIONS PRECEDENT	35
9	REPRESENTATIONS AND WARRANTIES	35
10	GENERAL UNDERTAKINGS	40
11	CORPORATE UNDERTAKINGS	45
12	INSURANCE	47
13	SHIP COVENANTS	55
14	VALUATIONS	60
15	PAYMENTS AND CALCULATIONS	61
16	APPLICATION OF RECEIPTS	63
17	PAYMENT OF EARNINGS	64
18	EVENTS OF DEFAULT	64
19	EXPENSES	70
20	INDEMNITIES	71
21	NO SET-OFF OR TAX DEDUCTION	73
22	ILLEGALITY, ETC	74
23	INCREASED COSTS	75
24	TRANSFERS	77
25	VARIATIONS AND WAIVERS	81
26	NOTICES	83
27	SUPPLEMENTAL	85
28	LAW AND JURISDICTION	85
SCHEDULE 1 LENDERS AND COMMITMENTS		85
SCHEDULE 2 DRAWDOWN NOTICE		86
SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		88
SCHEDULE 4 TRANSFER CERTIFICATE		92
SCHEDULE 5 POWER OF ATTORNEY		97
SCHEDULE 6 OWNERS AND SHIPS		99
EXECUTION

THIS AGREEMENT is made on 13th December 2014

BETWEEN

(1)	NAVIOS EUROPE INC., a company duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, as Borrower;

(2)	THE CORPORATIONS listed in Schedule 1, as Lenders;

(3)	NAVIOS PARTNERS EUROPE FINANCE INC., a company duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, as Agent;

(4)	NAVIOS ACQUISITION EUROPE FINANCE INC., a company duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, as Mandated Lead Arranger; and

(5)	NAVIOS HOLDINGS EUROPE FINANCE INC., a company duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrower certain secured term and revolving loan facilities for the purposes and in the amounts set forth in Clause 2 and such term and revolving loan facilities shall be the “Navios Loans” and “WC Loans” respectively for the purposes of the Master Agreement (as defined herein).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions.

Subject to Clause 1.5, in this Agreement:

“Acquisition” means the acquisition of the Ships in accordance with the MOAs pursuant to the terms of the Master Agreement;

“Acquisition Date” means the Delivery Date of the tenth and final Ship to be acquired in relation to the Acquisition;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement (including for the avoidance of doubt, each Term Advance and each Revolving Advance) or (as the context may require) so much thereof for the time being outstanding to the Lender hereunder in the plural, means all of them;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means Navios Partners Europe Finance Inc., a corporation duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Applicable Limit” means, in respect of the Revolving Facility, the maximum amount available for drawing hereunder at any relevant time $24,100,000 as it may be reduced or increased in accordance with any provision of this Agreement;

“Approved Broker” means Clarkson Valuations Limited, Maersk Brokers K/S, Howe Robinson and Company Ltd., Simpson Spence & Young Shipbrokers Ltd., ICAP Shipping Limited, Arrow Valuations, and Fearnleys A/S and, in the plural, means all of them;

“Approved Flag” means, in relation to a Ship, any of the Liberian, Marshall Islands, Cypriot, Panamanian or the Maltese flags or such other flag as the Agent may approve as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, any of Liberia, the Marshall Islands, Cyprus, Panama or Malta or any other country in which the Agent may approve that that Ship is or, as the case may be, shall be registered;

“Approved Manager” means:

(a)	in respect of the commercial and technical management of each Ship which is a container vessel, Navios Shipmanagement Inc., a company incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and technical manager of that Ship; and

(b)	in respect of the commercial and technical management of each Ship which is a tanker vessel, Navios Tankers Management Inc., a company incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and technical manager of that Ship;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking including (inter alia) a fourth priority assignment of each Approved Manager’s rights, title and interests in the Insurances executed or, as the context may require, to be executed by each Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as manager of that Ship and subordinating its rights against that Ship and the Owner of that Ship to the rights of the Lenders under the Finance Documents and, in the plural, means all of them;

“Associated Loan Agreements” means together the Senior Loan Agreements and the Junior Loan Agreement;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	in relation to the Term Facility, (i) 31 December 2013 or (ii) the date on which the Total Commitments in relation to the Term Facility are fully borrowed; and

(b)	in relation to the Revolving Facility, (i) the date falling on the Business Day prior to the Final Repayment Date or (ii) if the Final Exit procedure in Clause 7.11 applies, the Business Day immediately prior to date when the release of the last Ship and the making of any final payment shall occur in accordance therewith;

(or in each case such later dates as the Agent may, with the authorisation of the Lenders, agree with the Borrower);

“Borrower” means Navios Europe Inc., a corporation incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands;

“Borrower’s Earnings Account” means, at any time whilst there is any amount outstanding pursuant to the Senior Loan Agreements, each account in the name of the Borrower with the relevant Senior Lender and following the repayment of the Senior Loans and discharge of the Senior Finance Documents, an account in the name of the Borrower with the Junior Agent in Hamburg designated “Navios Europe Inc. – Earnings Account” or any other account (with that or another office of the Junior Agent or with a Senior Lender) which replaces this account and is designated by the Junior Agent as the Borrower’s Earnings Account for the purposes of the Junior Loan Agreement in accordance with the Junior Agent’s instructions;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamburg, Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compulsory Acquisition” means, in respect of a Ship, requisition for title or other compulsory acquisition including, if that Ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Majority Lenders) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Container Senior Security Trustee” means ABN AMRO Bank N.V. acting through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands;

“Container Senior Loan Agreement” means the loan agreement made or, as the context may require, to be made between inter alios the relevant Senior Lenders as lenders, the relevant Senior Agent as agent and the relevant Senior Security Trustee as security trustee and the Borrower as borrower pursuant to which the relevant Senior Lenders shall agree to make the relevant Senior Loan available to the Borrower in order to finance part of the acquisition cost of the five Ships which are container vessels;

“Contract Price” means, in relation to a Ship, the aggregate amount payable by the Owner which is to be the owner thereof to the relevant Seller pursuant to the MOA to which the Owner is a party as specified in Schedule 6;

“Contractual Currency” has the meaning given in Clause 20.4;

“Contribution” means, in relation to a Lender, the part of the Facilities or either of them which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, the Mandated Lead Arranger or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

“Delivery Date” means, in respect of each Ship, the date on which title to and possession of that Ship is transferred from the Seller to the relevant Owner pursuant to the relevant MOA;

“Distributable Cash Flow” has the meaning given in Clause 5.1;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in respect of each Advance, the date requested by the Borrower for that Advance to be borrowed, or (as the context requires) the date on which that Advance is actually borrowed;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Owner in the event of requisition of the Ship owned by it for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means each of the Owner’s Earnings Accounts and the Borrower’s Earnings Account and, in the plural, means all of them;

“Earnings Assignment” means, in relation to a Ship, a second priority assignment of the Earnings relative to that Ship to be executed by the Owner which is the owner thereof in favour of the Security Trustee in the Agreed Form pursuant to Clause 10.22 and, in the plural, means all of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law, regulation, convention and agreement relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Facilities” means collectively the Term Facility and the Revolving Facility;

“Final Exit” has the meaning given in Clause 7.11;

“Final Repayment Date” has the meaning given in Clause 7.1;

“Finance Documents” means together:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Intercreditor Deeds;

(d)	the Guarantees;

(e)	the Insurance Assignments;

(f)	the Mortgages;

(g)	the Approved Manager’s Undertakings;

(h)	the Earnings Assignments; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, an Owner, the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any actual or contingent liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or

(g)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, the Owners and the Group, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;

“Free Cash Flow” means:

(a)	in relation to each Owner:

(i)	revenue; plus

(ii)	any sums released to such Owner which were previously held as minimum liquidity or otherwise retained in any pledged account pursuant to the Senior Finance Documents, except for any withdrawals from the Retention Account (as defined in the Senior Loan Agreements), which following such release are available for distribution; minus

(iii)	the sum of:

(A)	actual time charter and voyage expenses relating to the Ship owned by it;

(B)	actual operating and other expenses relating to the Ship owned by it;

(C)	actual general and administrative expenses incurred by that Owner;

(D)	maintenance capital expenditures (other than those expenses covered by insurance or funded by any issuance of indebtedness) incurred by that Owner;

(E)	repayments of third party indebtedness (including without limitation, any outstanding trade debt) by that Owner, including any repayments of indebtedness issued to fund maintenance capital expenditures; and

(F)	drydock expenses in relation to the Ship owned by it (as the case may be)

(iv)	plus any decrease in Working Capital; and

(v)	minus any increase in Working Capital; and

(b)	in relation to the Borrower and its Earnings Accounts means:

(i)	revenues, including any charterhire paid directly to the Borrower and the aggregate of the Free Cash Flow of the relevant Owners; plus

(ii)	any sums released to the Borrower which were previously held as minimum liquidity or otherwise retained in any pledged account pursuant to the Senior Finance Documents, except for any withdrawals from the Retention Account (as defined in the Senior Loan Agreements), which following such release are available for distribution; minus

(iii)	the sum of:

(A)	any repayments of the Senior Loans (including accrued interest thereon) and any retentions required pursuant to the Senior Loan Agreements;

(B)	to the extent not already paid by the relevant Owners, the actual time charter and voyage expenses relating to the relevant Ships;

(C)	to the extent not already paid by the relevant Owners, the actual operating expenses relating to the relevant Ships;

(D)	actual general and administrative expenses incurred by the Borrower;

(E)	maintenance capital expenditures (other than those expenses covered by insurance or funded by any issuance of indebtedness) incurred by the Borrower; and

(F)	repayments of third party indebtedness (including without limitation, to the extent not already paid by the relevant Owners, any outstanding trade debt) by the Borrower, including any repayments of indebtedness issued to fund maintenance capital expenditures and any repayments of the Revolving Facility (including accrued interest thereon);

(G)	required working capital to support the Owners in case of a negative Free Cash Flow at the Owner level and/or as may be required in order to maintain the minimum liquidity requirements not already covered by the Revolving Facility as set out in clause 14.6 of each Senior Loan Agreement;

(iv)	plus any decrease in Working Capital; and

(v)	minus any increase in Working Capital.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means, together, the Borrower, the Owners and their subsidiaries (direct or indirect) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means a guarantee of the obligations of the Borrower under this Agreement and the other Finance Documents executed or, as the context may require, to be executed by each Owner in the Agreed Form and, in the plural, means all of them;

“HSH” means, in relation to the Acquisition, HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany;

“IACS” means the International Association of Classification Societies;

“Insurance Assignment” means, in relation to a Ship, a fourth priority assignment of the Insurances and any Requisition Compensation relative to that Ship executed or, as the context may require, to be executed by the Owner which is the owner thereof in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Intercreditor Deed” means:

(a)	in relation to the Tanker Senior Loan Agreement, the intercreditor deed dated on or around the date of this Agreement and made between the Tanker Senior Security Trustee as first mortgagee, the Container Senior Security Trustee as second mortgagee, the Junior Security Trustee as third mortgagee the Security Trustee as fourth mortgagee and the Borrower; and

(b)	in relation to the Container Senior Loan Agreement, the intercreditor deed dated on or around the date of this Agreement and made between the Container Senior Security Trustee as first mortgagee, the Tanker Senior Security Trustee as second mortgagee, the Junior Security Trustee as third mortgagee the Security Trustee as fourth mortgagee and the Borrower, and in the plural means both of them;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Junior Agent” means HSH Nordbank AG, acting through its office at Gerhart-Hauptmann Platz 50, D 20095 Hamburg, Germany;

“Junior Creditor Party” means the Junior Agent, the Junior Security Trustee, the Junior Mandated Lead Arranger or any Junior Lender and, in the plural, means all of them;

“Junior Finance Documents” means the Junior Loan Agreement, the Junior Mortgages, the third priority assignments of Insurances and Requisition Compensation of each Ship and, following the repayment of the Senior Loans, the first priority assignments of Earnings, Insurances and Requisition Compensation of each Ship and the first priority account pledges in respect of the Earnings Accounts and any other document which creates a Security Interest in order to secure the Junior Loan;

“Junior Lenders” means HSH Nordbank AG, acting through its office at Gerhart-Hauptmann Platz 50, D 20095 Hamburg, Germany and any other bank and/or financial institution listed in Schedule 1 of the Junior Loan Agreement or any successor appointed pursuant to the terms of the Junior Loan Agreement and which has acceded to the terms of each Intercreditor Deed;

“Junior Loan” means the junior loan facility of up $173,500,000 to be provided to the Borrower by the Junior Lenders in order to finance part of the acquisition cost of the Ships or, as the context may require, the principal amount (including any capitalised interest thereon) thereof outstanding under the Junior Loan Agreement;

“Junior Loan Agreement” means the loan agreement made or, as the context may require, to be made between the Junior Lenders as lenders, the Junior Agent as agent, the Junior Security Trustee as security trustee and the Junior Mandated Lead Arranger as mandated lead arranger and the Borrower as borrower pursuant to which the Junior Lenders shall agree to make the Junior Loan available to the Borrower;

“Junior Mandated Lead Arranger” means HSH Nordbank AG, acting through its office at Gerhart-Hauptmann Platz 50, D 20095 Hamburg, Germany;

“Junior Mortgages” means, in relation to the Junior Loan, the third priority mortgages on each Ship (fully subordinated and subject to any mortgage to secure the Senior Loans) in each case as security for any and all monies due to the Junior Lenders in respect of the Junior Loan and, in the singular, means any of them;

“Junior Security Trustee” means HSH Nordbank AG, acting through its office at Gerhart-Hauptmann Platz 50, D 20095 Hamburg, Germany;

“Lender” means, subject to Clause 24.6, a corporation listed in Schedule 1 or its transferee, successor or assign;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an advance is borrowed, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an advance is borrowed, Lenders whose Contributions total 66.66 per cent. of the aggregate of Facilities;

“Mandated Lead Arranger” means Navios Acquisition Europe Finance Inc., a corporation duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any successor;

“Market Value” means, in relation to each Ship, the market value thereof determined in accordance with Clause 14.1;

“Master Agreement” means the master agreement dated on the same date as this Agreement and made between HSH, the Lenders and the Borrower which sets out the overall terms of the Acquisition;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means an event or series of events which, in the reasonable opinion of the Majority Lenders, has a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or financial condition of the Borrower and/or any Security Party taken as a whole;

(b)	the ability of the Borrower and/or any Security Party to (i) perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity or enforceability of any Finance Document;

“MOA” means, in relation to each Ship, the memorandum of agreement in the standard Norwegian Sale Form (NSF) 1993 and made or to be made between the relevant Owner and the relevant Seller;

“Mortgage” means, in relation to a Ship, the fourth preferred or, as the case may be, fourth priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or, as the context may require to be executed by the Owner which is to be the owner thereof in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them;

“Navios Preferred Return” means the preferred annual return of 12.7 per cent. per annum (compounded quarterly) being interest payable in accordance with Clause 5 on the Term Facility by the Borrower to the Lenders;

“Notifying Lender” has the meaning given in Clause 22.1 or 23.1 as the context requires;

“Owner’s Earnings Account” means in relation to a Ship, at any time whilst there is any amount outstanding pursuant to the Senior Loan Agreements, each account in the name of the relevant Owner with the relevant Senior Lender and following the repayment of the Senior Loans and discharge of the Senior Finance Documents, an account in the name of the Owner owning that Ship with the Junior Agent in Hamburg designated “name of Owner – Earnings Account” or any other account (with that or another office of the Junior Agent or with a Senior Lender) which replaces this account and is designated by the Junior Agent as the Earnings Account in respect of that Ship for the purposes of this Agreement in accordance with the Junior Agent’s instructions and, in the plural, means all of them;

“Owners” means each of the companies specified in Schedule 6 and, in the singular, means any of them;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(e);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while an Owner is prosecuting or defending such action in good faith by appropriate steps;

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(h)	the first and second priority Security Interests created pursuant to the Senior Loan Agreements, including any Senior Mortgages or any other Senior Finance Documents; and

(i)	third priority and, following the repayment of the Senior Loans, first priority Security Interests created pursuant to the Junior Finance Documents;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prepayment Notice” has the meaning given in Clause 7.4(b);

“Relevant Person” has the meaning given in Clause 18.9;

“Relevant Portion” has the meaning given in Clause 7.11;

“Remaining Ships” has the meaning given in Clause 7.11;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Return Shortfalls” means, in circumstances where for any reason the Borrower is unable (including without limitation circumstances in which the aggregate Free Cash Flow of the Owners and the Free Cash Flow of the Borrower is insufficient) to pay the Navios Preferred Returns or there is accrued but unpaid interest on the Revolving Facility, the arrears relating to that Financial Year to be paid out of the Free Cash Flow for such Financial Year and, if not so paid, to be accumulated and paid out of the Free Cash Flow in any subsequent Financial Year(s);

“Revolving Advances” means each Advance in an amount approved by the Agent for the purpose of providing the Borrower with working capital or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lenders under this Agreement;

“Revolving Facility” means a revolving credit facility as described in Clause 2 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lenders under this Agreement;

“Secured Liabilities” means all liabilities which the Borrower, the Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owners and any other person (except a Creditor Party, a Junior Creditor Party, a Senior Creditor Party or any Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that either:

(a) (i)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(ii)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(iii)	neither the Borrower nor any Security Party has any future or contingent liability under Clauses 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(iv)	the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; or

(b)	all Security Interests have been released in accordance with Clause 7.12;

“Security Trustee” means Navios Holdings Europe Finance Inc., a corporation duly incorporated and existing in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Sellers” means each of the sellers under each MOA as specified in Schedule 6 and, in the singular, means any of them;

“Senior Agent” means:

(a)	in relation to the Tanker Senior Loan Agreement, DVB Bank America N.V., acting through its office at Zeelandia Office Park, Kaya W.F.G. Mensing 14, Willemstad, Curacao; and

(b)	in relation to the Container Senior Loan Agreement, ABN AMRO Bank N.V. acting through its office at Coolsingel 93, 3012 AG, Rotterdam, the Netherlands,

and in the plural means both of them;

“Senior Creditor Party” means each Senior Agent, each Senior Security Trustee or any Senior Lender and, in the plural, means all of them;

“Senior Finance Documents” means the Senior Loan Agreements, the Senior Mortgages and any other document which creates a Security Interest in order to secure the Senior Loans;

“Senior Lenders” means:

(a)	in relation to the Tanker Senior Loan Agreement, DVB Bank America N.V., acting through its office at Zeelandia Office Park, Kaya W.F.G. Mensing 14, Willemstad, Curacao, Deutsche Bank AG Filiale Deutschlandgeschäft acting through its office at Adolphsplatz 7, 20457 Hamburg, Germany and any other bank and/or financial institution listed in Schedule 1 of the Tanker Senior Loan Agreement; and

(b)	in relation to the Container Senior Loan Agreement, ABN AMRO Bank N.V. acting through its office at Coolsingel 93, 3012 AE, Rotterdam, The Netherlands and any other bank and/or financial institution listed in Schedule 1 of the Container Senior Loan Agreement, or any successor appointed pursuant to the terms of the relevant Senior Loan Agreement and which has acceded to the terms of each Intercreditor Deed;

“Senior Loan” means:

(a)	in relation to the Tanker Senior Loan Agreement, the senior loan facility of up to $80,400,000 to be provided to the Borrower by the relevant Senior Lenders; and

(b)	in relation to the Container Senior Loan Agreement, the senior loan facility of up to $40,000,000 to be provided to the Borrower by the relevant Senior Lenders,

or in each case, as the context may require, the principal amount thereof outstanding under the relevant Senior Loan Agreement;

“Senior Loan Agreements” means collectively the Tanker Senior Loan Agreement and the Container Senior Loan Agreement;

“Senior Mortgages” means, in relation to each Senior Loan Agreement, the first or, as the case may be, second priority mortgages on each Ship in each case up to the amount of, and as security for, the relevant Senior Loan and, in the singular, means any of them;

“Senior Security Trustee” means:

(a)	in relation to the Tanker Senior Loan Agreement, the Tanker Senior Security Trustee; and

(b)	in relation to the Container Senior Loan Agreement, the Container Senior Security Trustee,

and in the plural means both of them;

“Servicing Bank” means the Agent or the Security Trustee;

“Ship” means each of the ships specified in Schedule 6 and, in the plural, means all of them;

“Ship Loan” means in relation to each Ship the loan with HSH which currently finances such Ship and, in the plural, means all of them;

“Tanker Senior Loan Agreement” means the loan agreement made or, as the context may require, to be made between inter alios the relevant Senior Lenders as lenders, the relevant Senior Agent as agent and the relevant Senior Security Trustee as security trustee and the Borrower as borrower pursuant to which the relevant Senior Lenders shall agree to make the relevant Senior Loan available to the Borrower in order to finance part of the acquisition cost of the five Ships which are product tankers;

“Tanker Senior Security Trustee” means DVB Bank America N.V. acting through its office at Zeelandia Office Park, Kaya W.F.G. Mensing 14, Willemstad, Curacao;

“Term Advance” means each Advance in an amount up to $1,000,000 for the purpose of being invested as equity by the Borrower to the relevant Owner, to assist such Owner in financing part of the Contract Price of the relevant Ship or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lenders under this Agreement;

“Term Facility” means the term loan facility in a total aggregate amount of $10,000,000 provided or, if the context may so require, to be provided to the Borrower by the Lenders in up to ten (10) Term Advances in order to fund the balance of the Vessel Cash Consideration for each of the Ships or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lenders under this Agreement;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, or arranged total loss of that Ship;

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner within thirty (30) (or, in the case of seizure of the Ship by pirates, ninety (90)) days after such incident;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the actual date and at the time such Ship was lost or, if that is unknown, the date when that Ship was last reported;

(b)	in the case of a constructive total loss of that Ship, upon the date and at the time notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if the insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of that Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Ship;

(d)	in the case of Compulsory Acquisition, on the last day of the Relevant Period relating thereto (as defined in the definition of Compulsory Acquisition); and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Ship for more than ninety (90) days, upon the expiry of the Relevant Period where “Relevant Period” means for the purposes of this paragraph (d) either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Majority Lenders) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Transaction Documents” means, together, the Master Agreement, each MOA, the Junior Finance Documents and the Senior Finance Documents and, in the singular, means any of them;

“Transfer Certificate” has the meaning given in Clause 24.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Valuation Date” has the meaning given to it in Clause 4.7;

“Vessel Cash Consideration” means the amount of cash paid to the Seller by the Owner pursuant to the terms of the relevant MOA in order to acquire the Ship being an amount equal to 53.3% of the market value of each container vessel and 65% of the market value of each tanker vessel as provided pursuant to the relevant Senior Loan Agreement on the Valuation Date (less, in the case of the first container vessel and the first tanker vessel to be delivered under each Senior Loan Agreement, the arrangement fee payable pursuant to such Senior Loan Agreement) plus the amount of the Term Facility as is further set out in relation to each Ship in Schedule 6 hereto; and

“Working Capital” means, as at the date of determination, current assets (other than cash) less current liabilities (other than any payables or accruals to the Lenders in respect of the Navios Preferred Return and any payables or accruals to the Lenders and the Junior Lenders) as calculated by reference to the most recent financial statements of that Owner or the Borrower (or by reference to any other evidence as may be accepted by the Agent).

1.2	Construction of certain terms.

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“affiliate” means, in relation to any person, a subsidiary of that person or a parent of that person or any other subsidiary of that parent;

“approved” means, for the purposes of Clause 12, approved in writing by the Agent at its discretion;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“law” includes any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Owner owning that Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association, which is a member of the International Group of P&I Clubs, including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision which may be insured by entry with such association);

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes those risks covered excluded by the standard form of English marine policy with Institute War and Strikes Clauses Hulls-Time(1/11/95) attached or similar cover.

1.3	Meaning of “month”.

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”.

A company (S) is a subsidiary of another company (P), if it is directly or indirectly controlled by P and for this purpose “control” means either:

(a)	the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity; or

(b)	the power to direct its policies and management, whether by contract or otherwise.

1.5	General Interpretation.

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa;

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears; and

(e)	accounting terms not defined herein shall have a meaning in accordance with GAAP.

1.6	Headings.

In interpreting a Finance Document or any provision of a Finance Document, all clauses, sub-clauses and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facilities.

Subject to the other provisions of this Agreement the Lenders shall make available to the Borrower:

2.1.1	the Term Facility of up to $10,000,000, in up to ten (10) Term Advances as specified in Schedule 6 to part finance the acquisition cost of each Ship;

2.1.2	the Revolving Facility, at all times, in a minimum aggregate amount of Five million Dollars ($5,000,000) for any purpose of the Borrower, the Owners and the Ships and such greater amount up to the Applicable Limit as is required for the purposes set out under the provisions of Clause 2.1.3 below and, at the Lenders’ sole discretion, for any purpose of the Borrower, the Owners or the Ships under Clause 2.1.4 below subject at all times to documentation satisfactory to the Lenders and the Junior Agent;

2.1.3	such additional amounts under the Revolving Facility up to the Applicable Limit as will be required for the purposes of complying with the minimum balance requirements (as set out in Clause 14.6 of each Senior Loan Agreement) being (1) in respect of all Ships at all times pursuant to the Container Senior Loan Agreement and for the first three years pursuant to the Tankers Loan Agreement, five hundred thousand Dollars ($500,000) from the Delivery Date of the relevant Ship and increasing to one million Dollars ($1,000,000) per Ship within 90 days of drawdown of the relevant Ship’s Advance (as defined in the relevant Senior Loan Agreements) and (2) in respect of the tanker Ships and the Tanker Senior Loan Agreement two million eight hundred and twenty thousand Dollars ($2,820,000) per tanker Ship from the third anniversary of the first drawdown date of a tanker Ship’s Advance (as defined in the Tanker Senior Loan Agreement); and

2.1.4	in the event that the Borrower requests any further additional amount under the Revolving Facility (in excess of an amount made available pursuant to Clauses 2.1.2 and/or 2.1.3 above) for any purpose whatsoever (whether at the request of the Senior Lenders, the Junior Agent or for any other purpose), the Lenders will consider in good faith, but without commitment and in their absolute and sole discretion and may provide additional amounts under the Revolving Facility. If such additional amounts under the Revolving Facility under this Clause 2.1.4 are at the discretion of the Lenders made available to and utilised by the Borrower, it shall be subject to the Creditor Parties, the Security Parties and the Approved Managers entering into such amendment documentation to the Finance Documents and additional Finance Documents as the Creditor Parties and the Junior Agent shall require, in form and substance satisfactory to the Creditor Parties and the Junior Agent.

2.2	Lenders’ participations in Advances.

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advance.

The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in this Clause 2.

3	POSITION OF THE LENDERS

3.1	Interests several.

The rights of the Lenders under this Agreement are several.

3.2	Individual right of action.

Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee, any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent.

Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations joint and several.

The obligations of the Lenders under this Agreement are joint and several and a failure of a Lender to perform its obligations under this Agreement shall not result in the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document.

4	DRAWDOWN

4.1	Request for an Advance.

Subject to the following conditions, the Borrower may request an Advance to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Athens time) 3 Business Days prior to the relevant Drawdown Date.

4.2	Availability.

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Term Advance in relation to a Ship shall not exceed $1,000,000;

(c)	unless otherwise expressly agreed between the Borrower and the Agent, no Revolving Advance shall be made if by being drawn down it would increase the Revolving Facility to a sum in excess of the Applicable Limit prevailing at the relevant time; and

(d)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice.

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance to which that Drawdown Notice relates and the relevant Drawdown Date;

(b)	the amount of that Lender’s participation in that Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable.

Each Drawdown Notice must be duly signed by a duly authorised signatory of the Borrower; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions.

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advance.

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the Earnings Account which the Borrower specifies in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Valuations.

(a)	On a date falling no earlier than the date falling four (4) weeks prior to the final Acquisition Date and no later than the date of this Agreement (the “Valuation Date”), the Borrower shall provide to the Agent valuations provided to and accepted by the Senior Lenders pursuant to the terms of the Senior Loan Agreements (including the criteria set out in Clause 14.1(a), (b) and (c) which show the market value of each Ship as at such Valuation Date.

(b)	The Agent shall then prepare an updated version of Schedule 6 showing the final Vessel Cash Consideration and the amounts to be advanced pursuant to this Agreement and the Associated Loan Agreements in respect of each Ship. For the avoidance of doubt, the Contract Price in respect of each Ship shall remain the same.

(c)	The Agent shall circulate the updated Schedule 6 to the Borrower, to the Junior Agent and to each Senior Agent and the Borrower shall provide written confirmation that such updated amounts have been agreed and accepted by each Senior Agent, whereupon the updated Schedule 6 shall be binding on the Borrower.

5	INTEREST

5.1	Payment of interest

Subject to the provisions of this Agreement, payment of interest on each Advance in respect of each Interest Period relative to that Advance, shall be paid out of the Free Cash Flow as follows:

(a)	in respect of the Revolving Facility, interest shall accrue at a rate specified in Clause 5.2 and, subject to the terms of the Senior Loan Agreements, the Junior Loan Agreement and the Intercreditor Deeds, shall be paid out of the Free Cash Flow of the Borrower, after the distribution of any Free Cash Flow in the relevant Owners to the relevant Borrower’s Earnings Account; and

(b)	in respect of the Term Facility, any Free Cash Flow in the Owners shall be distributed to the relevant Borrower’s Earnings Account and the Free Cash Flow in the Borrower, after deduction and payment of any interest and principal repayable in respect of the Revolving Facility, shall be utilised to pay:

(i)	the Navios Preferred Return; and

(ii)	any Return Shortfalls for that current Financial Year or which have accumulated from previous Financial Years; and

thereafter (the “Distributable Cash Flow”) shall then be applied as follows:

(a)	as to an amount of 80% of such Distributable Cash Flow, be paid to the Junior Agent for the benefit of the Junior Lenders and be applied in repayment of the principal amount of the Junior Loan (including any capitalised interest); and

(b)	the remaining 20% shall be available to the Borrower.

5.2	Normal fixed rate of interest.

The rate of interest on each Advance in respect of an Interest Period relative to that Advance is fixed at 12.7 per cent. per annum.

5.3	Compounding of accrued interest.

Accrued interest in respect of the Facilities shall, if not paid in accordance with Clause 5.1(a) or 5.1(b)(i), compound and be added to the relevant Loan every 3 months during an Interest Period and on the last day of that Interest Period as part of the Return Shortfalls.

5.4	Notification of Interest Periods and rates of normal interest.

The Agent shall notify the Borrower and each Lender of the duration of each Interest Period, as soon as reasonably practicable after each is determined.

6	INTEREST PERIODS – DEFAULT INTEREST

6.1	Commencement of Interest Periods.

The first Interest Period applicable to an Advance shall commence on the Drawdown Date in respect of that Advance and each subsequent Interest Period shall commence, subject to Clause 6.2(b) on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods.

Subject to Clause 6.3, each Interest Period in respect of each Advance shall be:

(a)	3 months; or

(b)	in the case of the first Interest Period applicable to the first Term Advance, a period ending on 28 March 2014; or

(c)	in the case of the first Interest Period applicable to the second and any subsequent Advance made pursuant to the Term Facility, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon all of the Advances in relation to the Term Facility shall be consolidated and treated as a single Advance.

6.3	Duration of Interest Periods for repayment of the Facilities.

In respect of an amount which becomes due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Default Interest

6.4.1	Payment of default interest on overdue amounts.

The Borrower shall pay interest in accordance with the following provisions of this Clause 6.4 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.4.2	Default rate of interest.

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment):

in the case of any principal (including any capitalised interest) at the rate of thirteen point seven (13.7) per cent. (representing the fixed interest payable pursuant to Clause 5.2 plus one (1) per cent. per annum); and

(e)	in the case of any accrued interest which has not yet been compounded in accordance with Clause 5.3 at a rate of one (1) per cent per annum above the rate applicable to such overdue amount immediately prior to the relevant date as determined in accordance with Clause 5 (but only for any unexpired part of any then current Interest Period applicable to it whereupon it shall be compounded in accordance with Clause 5.3).

6.4.3	Compounding of default interest.

Any interest due under this Clause 6.4 shall be paid on the last day of the period by reference to which it was determined by being compounded and added to the relevant Facility at the end of the relevant period by reference to which it was determined.

7	REPAYMENT AND PREPAYMENT

7.1	Term Facility Repayment.

Subject to the other provisions of this Agreement, the Term Facility shall be repaid on the earlier of (i) the tenth anniversary of the Acquisition Date and (ii) 27 December 2023 (the “Final Repayment Date”) or, in the circumstances described in and subject to compliance with the provisions of Clause 7.11, on the date of the sale or purchase of the last Ship in accordance with the Final Exit described in Clause 7.11. For the avoidance of doubt in no case shall the amount of any repayment be greater than the amount permitted to be paid by the Senior Lenders and the Junior Lender under the terms of the Intercreditor Deeds and the Senior Loan Agreements and the Junior Loan Agreement.

7.2	Revolving Facility Repayment.

The Revolving Facility shall, subject to the terms of the Senior Loan Agreements, the Junior Loan Agreement and the Intercreditor Deeds, be repaid to the fullest extent possible at the end of each quarter out of the Free Cash Flow.

Notwithstanding the above, subject to the other provisions of this Agreement, the aggregate of all outstanding amounts under the Revolving Facility shall be repaid by the Borrower on the Final Repayment Date or, in the circumstances described in and subject to compliance with the provisions of Clause 7.11, on the date of the sale or purchase of the last Ship in accordance with the Final Exit described in Clause 7.11 whereupon the Revolving Facility shall be cancelled and the Applicable Limit shall be reduced to zero.

7.3	Voluntary prepayment.

Subject to the following conditions, the Borrower may prepay the whole or any part of the Facilities on any day without any prepayment fee or penalty.

7.4	Conditions for voluntary prepayment.

The conditions referred to in Clause 7.3 are that:

(a)	a partial prepayment in respect of the Facilities shall be in an amount equal to $100,000 or higher integral multiples thereof; and

(b)	the Agent has received from the Borrower at least five (5) Business Days’ prior written notice (the “Prepayment Notice”) specifying the amount to be prepaid and the date on which the prepayment is to be made.

7.5	Effect of notice of prepayment.

A Prepayment Notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the Prepayment Notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.6	Prepayment Notice.

The Agent shall notify the Lenders promptly upon receiving a Prepayment Notice.

7.7	Mandatory prepayment.

(a)	The Borrower shall be obliged to prepay the Relevant Amount if a Ship:

(i)	subject to compliance with Clause 10.20, is sold either by way of a sale of such Ship or by way of a sale or transfer of the shares in the relevant Owner;

(ii)	becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; and

(iii)	is sold either by way of an enforced sale of the ship or by way of an enforced sale or enforced transfer of the Shares in the relevant Owner.

(b)	In this Clause 7.7:

“Relevant Amount” means:

(i)	in the case of the circumstances described in 7.7 (a) (i):

(A)	prior to (and including) 30 December 2019, to the extent permitted by the Senior Loan Agreements and the Junior Loan Agreement, any amount remaining from such sale proceeds following deduction and payment of any amounts required:

(1)	to repay any third party indebtedness on such Ship which has given rise to a maritime lien over that Ship and

(2)	to repay any amounts then due and payable pursuant to the Senior Loan Agreement and the Junior Loan Agreement,

shall be applied first in repayment of the Revolving Facility, secondly in repayment of the Term Advance relating to the relevant Ship, secondly and thirdly any remainder in an amount to be agreed between the Borrower and the Creditor Parties;

(B)	following 30 December 2019, any amount remaining from such sale proceeds, to the extent permitted by the Senior Loan Agreements and the Junior Loan Agreement after the deduction and payment of:

(1)	any amounts then due and payable pursuant to the Senior Loan Agreements;

(2)	the amounts referred to in Clause 5.1(b) (when calculating the Distributable Cash Flow);

(3)	the aggregate of the amounts required to repay third party indebtedness relating to that Ship (including without limitation any outstanding trade debts) and the Revolving Facility and interest thereon; and

which is required in order to repay any outstanding principal on the Term Facility for that Ship, and thereafter 80% of any remaining amount shall be available to the Borrower to be paid to the Junior Agent for the benefit of the Junior Lenders and be applied in prepayment of the Junior Loan and the 20% balance of such amount shall be available to the Borrower; and

(ii)	in the case of the circumstances described in Clause 7.7 (a) (ii):

(A)	prior to (and including) 30 December 2019 and to the extent permitted by the Senior Loan Agreements and the Junior Loan Agreement, any amount remaining from such Total Loss proceeds following the deduction of amounts required:

(1)	to repay any third party indebtedness on such Ship which has given rise to a maritime lien over that Ship; and

(2)	to repay any amounts then due and payable pursuant to the Senior Loan Agreements and the Junior Loan Agreement,

shall be applied first against repayment of the Revolving Facility, secondly against the Term Advance relating to that Ship and thirdly any remainder in an amount to be agreed between the Borrower and the Creditor Parties; and

(B)	following 30 December 2019, any amount remaining from such Total Loss proceeds, to the extent permitted by the Senior Loan Agreements and the Junior Loan Agreement, after the deduction and payment of:

(1)	any amounts then due and payable pursuant to the Senior Loan Agreements;

(2)	the amounts referred to in Clause 5.1(b) (when calculating the Distributable Cash Flow);

(3)	the aggregate of the amounts required to repay third party indebtedness relating to that Ship (including without limitation any outstanding trade debts) and the Revolving Facility and interest thereon; and

which is required in order to repay any outstanding principal on the Term Facility relating to that Ship and thereafter 80% of any remaining amount shall be available to the Borrower to be paid to the Junior Agent for the benefit of the Junior Lenders and be applied in prepayment of the Junior Loan and the 20% balance of such amount shall be available to the Borrower; and

(iii)	at all times in the case of the circumstances described in Clause 7.7 (a) (iii), and to the extent permitted by the Senior Loan Agreements and the Junior Loan Agreement, any amount remaining from such sale proceeds following the deduction of amounts required:

(A)	to repay any third party indebtedness on such Ship which has given rise to a maritime lien over that Ship; and

(B)	to repay any amounts still due and payable pursuant to the Senior Loan Agreements and the Junior Loan Agreement.

7.8	Amounts payable on prepayment.

In addition to the provisions of Clause 7.7 above, each prepayment shall be made together with accrued interest (and any other amount payable under Clauses 20.1 (a), or 20.4 or otherwise) in respect of the amount being prepaid (but without premium or penalty).

7.9	Application of partial prepayment or cancellation.

Each partial prepayment shall be applied against (i) firstly, the Revolving Facility (including any compounded and/or accrued interest) and (ii) secondly, the Term Facility (including the Navios Preferred Return and any Return Shortfalls) applied pro-rata against the Term Advances.

7.10	Reborrowing.

(a)	No amount prepaid or cancelled in relation to the Term Facility may be reborrowed.

(b)	Subject to the other provisions of this Agreement, any amount prepaid in respect of the Revolving Facility may be reborrowed.

7.11	Final Exit.

After the earlier of (a) the tenth anniversary of the Acquisition Date and (b) 27 December 2023 and in circumstances where the Facilities have been not repaid in full at such date or in the circumstances set out in Clause 22.3 then, unless the Borrower, the Junior Creditor Parties and the Creditor Parties agree otherwise, within three (3) months of such date the Borrower shall and shall procure that each Owner shall comply with the following requirements of this Clause 7.11 (the “Final Exit”):

(a)	all of the Mortgaged Ships not previously sold or suffering a Total Loss as set out in Clause 7.7 (the “Remaining Ships”) or retained by the Borrower pursuant to Clause 7.11 (b) below, shall be sold to a third-party in accordance with the requirements of Clauses 10.20 and the proceeds of such sale shall be distributed as set out in such Clause 7.7 (b)(i)(B); or

(b)	if the Borrower or any one or all of the relevant Owners decide to keep one or all of the Remaining Ships, the Borrower shall either

(iv)	purchase the Relevant Portion through any nominee or subsidiary of the Borrower, whereupon the Creditor Parties or the Security Trustee (as the case may be) shall transfer all their/its title and interest in the Relevant Portion and the Mortgage and all other Finance Documents related to such Ship or Ships and the Owner or Owners thereof, to any such nominee or subsidiary of the Borrower; or

(v)	voluntarily prepay the Relevant Portion, whereupon the Security Trustee shall discharge the Mortgage on such Ship or Ships and release the relevant Owner or Owners from any and all obligations under the Finance Documents executed by them, in each such case the “Relevant Portion” shall be the amount equivalent to the minimum amount which the Lenders would have received had the relevant Ship or Ships been sold pursuant to Clause 7.11(a) (including for the avoidance of doubt on the basis of sale terms required under Clause 10.20) and the proceeds of such sale or sales had been applied pursuant to Clause 7.11(a).

(c)	following the sale or retention of the Remaining Ships any Distributable Cash Flow of the Owners and the Borrower shall be applied in the repayment of the Facilities and any interest accrued thereon and for the avoidance of doubt, provided such payment takes place within 3 months (or such longer period as may be agreed by the Agent) of the commencement of the Final Exit, there shall be no Event of Default for non-payment of the Facilities on the Final Repayment Date, provided that default interest calculated in accordance with Clause 6.4 shall accrue on any outstanding amount under this Agreement with effect from the date falling 3 months after the original Final Repayment Date.

7.12	Release of Security Interests on ship sales and avoidance of insolvency on Final Exit.

(a)	Following the sale, transfer or total loss of any Ship in the circumstances described in Clause 7.7(a) and the making of any payments required pursuant to Clause 7.7(b) as a result of such sale, transfer or total loss, then subject to the transfer of any remaining net worth in the relevant Owner to the Borrower (to be applied upon receipt of the relevant funds in accordance with Clause 7) as evidenced by a balance sheet or other evidence acceptable to the Agent, then the Security Trustee shall discharge any remaining Security Interests in that Ship and any other Security Interest granted in its favour by that Owner, including the relevant Guarantee.

Following the Final Exit and the making of all payments in accordance with the provisions of Clause 7.11 or, following 30 December 2019, the sale, transfer or total loss of the tenth Ship and the making of all prepayments required under Clause 7.7(b) and in either case subject to the transfer of any remaining net worth in all remaining Owners to the Borrower as evidenced by balance sheets or other evidence acceptable to the Agent, then:

all the Security Interests in the Ships and any remaining Security Interests to secure the Secured Liabilities, including any Guarantees, still held by the Security Trustee shall be deemed to have been discharged in full; and

the Borrower and the Agent shall enter into negotiations for a period of 15 Business Days (which can be extended automatically on the written request of the Borrower for a period of up to six months in total) in order to restructure (including a potential write off of) any outstanding amount of the Facilities with a view to avoiding the Borrower suffering an insolvency event of the kind described in Clause 18.1(f).

7.13	Paramount clause.

In no case shall the Creditor Parties be entitled to receive amounts in respect of the Free Cash Flow or sale or Total Loss proceeds of any Ship which are in excess of the amount of the Facilities and interest thereon and any such excess shall be fully distributed to the Borrower.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default.

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the first Drawdown Date, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before a Drawdown Date in respect of a Term Advance or the initial Revolving Advance in respect of a Ship, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)	that both at the date of each Drawdown Notice and at the relevant Drawdown Date none of the Senior Creditor Parties and the Junior Creditor Parties is enforcing its rights pursuant to an event of default or default under (and as defined in) any one or more of the Senior Loan Agreements and the Junior Loan Agreement. When used in this Clause 8.1(c), “enforcing” shall mean any step or action taken by any of the Senior Creditor Parties or any of the Junior Creditor Parties to recover any amount due under the Senior Loan Agreements or under the Junior Loan Agreements after first having made a demand (a “Demand”) for repayment of the Senior Loans (or either of them) or the Junior Loan or declared (a “Declaration”) the Senior Loans (or either of them) or the Junior Loans as being immediately due and payable.

8.2	Waiver of conditions precedent.

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General.

The Borrower represents and warrants to each Creditor Party as follows.

9.2	Status.

The Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands.

9.3	Share capital and ownership.

(a)	The Borrower has an authorised share capital divided into 500 registered ordinary shares, each fully paid and of $1,00 value, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by Navios Europe Holdings Inc., a Marshall Islands corporation whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands:

(b)	Navios Europe Holdings Inc. has an authorised share capital divided into 500 registered shares, each fully paid and of $1,00 value, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by:

(i)	as to 47.5% of such shares, Navios Holdings Europe Finance Inc. a wholly owned subsidiary of Navios Maritime Holdings Inc.; and

(ii)	as to 47.5% of such shares, Navios Acquisition Europe Finance Inc. a wholly owned subsidiary of Navios Maritime Acquisition Corporation; and

(iii)	as to the other 5% of such shares, Navios Partners Europe Finance Inc. a wholly owned subsidiary of Navios Maritime Partners L.P.,

each a Marshall Islands corporation whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands.

9.4	Corporate power.

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents and the Transaction Documents to which the Borrower is a party; and

(b)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

9.5	Consents in force.

All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests.

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests.

Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts.

The execution by the Borrower of each Finance Document and each Transaction Document to which it is a party, and the borrowing by the Borrower of the Facilities, and its compliance with each Finance Document and each Transaction Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets,

and will not have a Material Adverse Effect.

9.9	No withholding taxes.

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default.

No Event of Default or Potential Event of Default has occurred.

9.11	Information.

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 10.7; and there has been no change in the financial position or state of affairs of the Borrower, any Owner or the Group from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.

9.12	No litigation.

No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.

9.13	Validity and completeness of Transaction Documents.

Each Transaction Document constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	the copies of that Transaction Document delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to that Transaction Document have been agreed nor has the Borrower which is the party thereto or the Owner which is a party to that Transaction Document, waived any of their respective rights thereunder.

9.14	Compliance with certain undertakings.

At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15	Taxes paid.

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower or its business and each Owner has paid or, in the case of each Owner, the Ship owned by it.

9.16	ISM Code and ISPS Code compliance.

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Owners, the Approved Manager and the Ships have been complied with.

9.17	No Money laundering.

The Borrower:

(a)	will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws. The Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

(b)	confirms that it is the beneficiary, acting for its own account and not for or on behalf of any person (other than the Owners) for each part of the Facilities made or to be made available to it under this Agreement. That is to say, it acts for its own account and not for or on behalf of anyone else.

The Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 9.17.

9.18	No commissions etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, any Owner, any Seller or a third party in connection with the purchase of a Ship.

9.19	No immunity.

Neither the Borrower nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).

9.20	Choice of law.

The choice of the laws of England to govern the Loan Agreement and those other Finance Documents which are expressed to be governed by the laws of England constitutes a valid choice of law and the submission by the Borrower or, as the case may be, the relevant Security Parties thereunder to the non-exclusive jurisdiction of the Courts of England is a valid submission and does not contravene the laws of any Pertinent Jurisdiction and the laws of England and will be applied by the Courts of any Pertinent Jurisdiction if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England.

9.21	Subsidiaries of the Borrower.

Save as disclosed to the Agent on or before the date of this Agreement, the Borrower has no subsidiaries other than the Owners.

9.22	Repetition.

The representations and warranties in this Clause 9 shall be deemed to be repeated by the Borrower:

(a)	on the date of service of each Drawdown Notice;

(b)	on each Drawdown Date; and

(c)	on the first day of each Interest Period,

as if made with reference to the facts and circumstances existing on each such day.

10	GENERAL UNDERTAKINGS

10.1	General.

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

10.2	Title; negative pledge.

The Borrower will and will procure that each Owner will:

(a)	as from the Delivery Date in respect of its Ship, hold the legal title to, and own the entire beneficial interest in that Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3	No disposal of assets.

The Borrower will not and will procure the Owners will not transfer, lease or otherwise dispose of

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 13.13 applies.

10.4	No other liabilities or obligations to be incurred.

The Borrower will not and will procure the Owners will not incur any liability or obligation (including, without limitation, any Financial Indebtedness) except:

(a)	liabilities and obligations under the Finance Documents and/or the Transaction Documents and/or the Finance Documents and/or the Associated Loan Agreements to which it is or, as the case may be, will be a party or, in the case of the Owners and the Borrower, any inter-company loans between the Borrower and an Owner required to on-lend sums drawn under the Revolving Facility by the Borrower to the Owners;

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it; and

(c)	liabilities or obligations incurred pursuant to Clause 11.3(c).

10.5	Information provided to be accurate.

All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements.

The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year the consolidated audited annual accounts of the Borrower including each Owner for that Financial Year (commencing with the accounts for the Financial Year ending on 31 December 2013); and

(b)	as soon as possible, but in no event later than 60 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year the semi-annual consolidated unaudited financial statements in respect of the Borrower including each Owner for that 6-month period (commencing with the accounts for the 6-month period ending on 30 June 2014), duly certified as to their correctness by a duly authorised representative of the Borrower;

(c)	as soon as possible a certificate setting out a comprehensive calculation showing inter alia the consolidated calculation in relation to the Borrower and the Owners of the Free Cash Flows, the applicable Navios Preferred Return, any Return Shortfalls and the Distributable Cash Flow, duly certified as to their correctness by a duly authorised representative of the Borrower and certifying compliance with all liquidity requirements and any other restrictions on distributions set out in the Senior Loan Agreements;

(d)	as soon as possible:

but in no event later than 30 days before the commencement of each Financial Year of the Borrower, a consolidated annual budget for the Ships but split between the tankers and the containers prepared on the basis of the operation of equivalent vessels by other affiliates of the Navios Lenders with sufficient information about each type of Ship as is reasonably required by the Agent and the Agent shall have 15 Business Days from receipt of the budget from the Borrower in which to raise any objection to the budget and reasonably request an amendment to the proposed budget;

but in no event later than the 45 days after the end of each Financial Year of the Borrower a comparison of the results versus the planned budget for the previous Financial Year; and

but in no event later than 30 days before the commencement of each Financial Year of the Borrower, a liquidity forecast for the Borrower and either each Owner or each type of Ship; and

(e)	notification no later than 30 days after becoming aware of the same, if and when the aggregate of any costs and expenses actual incurred are likely to exceed the budget provided pursuant to 10.6 (d) above for a particular type of Ship (either tankers or containers) by an aggregate amount of more than ten (10) per cent. for such type of Ships and an updated budget for such type of Ships for the remainder of the relevant budget year, together with an explanation of and evidence why the actual costs and expenses have exceeded or are likely to exceed the budget if requested by the Agent (acting reasonably); and

(f)	promptly after each request by the Agent, such further financial or other information in respect of the Borrower, each Ship, the Owners, the other Security Parties and the Group.

10.7	Form of financial statements.

All accounts delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower, the Owners and the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower, the Owners and the Group.

10.8	Creditor notices and press releases.

The Borrower will send the Agent, as soon as possible after they are despatched:

(a)	copies of all material communications which are despatched to the Borrower’s creditors generally or any class of them; and

(b)	copies of any relevant press releases.

10.9	Consents.

The Borrower will or will procure the Owners will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower or that Owner to perform its obligations under any Finance Document and/or any Transaction Document to which it is or, as the case may be, will be a party;

(b)	for the validity or enforceability of any Finance Document and/or Transaction Document to which it is or, as the case may be, will be a party; and

(c)	for the Owner to continue to own and operate the Ship owned by it,

and the Borrower and/or the relevant Owner will comply with the terms of all such consents.

10.10	Maintenance of Security Interests.

The Borrower will:

(a)	at its own cost, do all that it is necessary to ensure that any Finance Document validly creates the obligations and the fourth priority Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the fourth priority of any Security Interest which it creates.

10.11	Notification of litigation.

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the any Owner or a Ship owned by it, the Earnings or the Insurances in respect of that Ship, any Security Party, the Approved Manager, as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	No amendment to a Transaction Document.

The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Transaction Document to which it is a party or any of its provisions.

10.13	Place of business.

The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom of the United States of America.

10.14	Confirmation of no default.

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or a director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 10.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the aggregate of the Facilities or (if none of the Advances has been borrowed) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 10.14 does not affect the Borrower’s obligations under Clause 10.15.

10.15	Notification of default.

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred; or

(c)	the occurrence of an event of default or a potential event of default (as defined therein) in relation to any of the Associated Loan Agreements,

and will keep the Agent fully up-to-date with all developments.

10.16	Provision of copies and translation of documents.

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

10.17	“Know your customer” checks.

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party or either Approved Manager after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.18	Ownership

The Borrower shall procure that there is no change in the legal ownership of its shares throughout the Security Period.

10.19	No publicity

The Borrower shall and shall procure that any parent company of the Borrower shall only issue any press releases or other publicity in relation to the Acquisition or any of the matters connected with this Agreement in accordance with the provisions of Clause 12.2 of the Master Agreement.

10.20	Terms of Ship sale agreements.

The Borrower shall and shall procure that each Owner shall only enter into any agreement for the sale of a Ship or the shares in the relevant Owner to sell any of the Ships with the prior written consent of the Agent.

10.21	Account Security.

Immediately following the repayment of the Senior Loans and of all amounts outstanding under the Senior Loan Agreements and the release of the Senior Finance Documents, the Borrower shall, and shall procure that each Owner shall, enter into a second priority Account Pledge in favour of the Security Trustee in respect of any Accounts held by the Borrower or that Owner (as the case may be) and such pledges shall thereafter constitute an “Account Pledge” for the purpose of this Agreement.

10.22	Assignment of Earnings.

Immediately following the repayment of the Senior Loans and of all amounts outstanding under the Senior Loan Agreements and the release of the Senior Finance Documents, the Borrower shall procure that each Owner shall enter into a second priority Earnings Assignment in favour of the Security Trustee in respect of the Earnings relating to its Ship and such assignment shall thereafter constitute an “Earnings Assignment” for the purpose of this Agreement.

11	CORPORATE UNDERTAKINGS

11.1	General.

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

11.2	Maintenance of status.

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands and shall not change its registered name.

11.3	Negative undertakings.

The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital save for Navios Preferred Returns or any repayment of principal or interest under the Revolving Facility as is permitted pursuant to the Free Cash Flow calculations and save as otherwise permitted by this Agreement. For the avoidance of doubt any amount paid to the Borrower following a sale or Total Loss of a Ship or the sale or transfer of all shares of its Owner shall, subject to compliance with the terms of Clause 7.7, be freely available for distribution by the Borrower; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected (save for pursuant to the Term Facility and the Revolving Facility),

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts (other than any accounts opened for the purposes of the Associated Loan Agreements) for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than shares in each Owner and US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11.4	Undertakings relating to the Owners

The Borrower undertakes to procure that:

(a)	the Owners shall not conduct any other business than the owning and operation of the Ships;

(b)	the Owners, the Approved Managers, the Shareholder and the Borrower shall allocate and utilize any charter opportunities, operating expenses and other overhead costs, between the Owners and their Ships on the same basis and at the same or better rates as are allocated to or utilized by other affiliates of the Creditor Parties and their respective vessels;

(c)	the Owners shall not make distributions of Free Cash Flow save as permitted pursuant to this Agreement;

(d)	save as required pursuant to the Senior Loan Agreements, the Owners shall not put in place any mechanism to prevent or restrict the flow of Free Cash Flow up to the Borrower pursuant to Clause 17; and

(e)	no Owner shall voluntarily dispose of a Ship except in accordance with the terms of this Agreement.

12	INSURANCE

12.1	General.

The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 12 as from the Delivery Date in respect of its Ship and at all times thereafter during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of obligatory insurances.

The Borrower shall procure that each Owner keeps the Ship owned by it insured at the expense of the Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value); and

(c)	protection and indemnity risks (including, without limitation, oil pollution risks and protection and indemnity war risks in excess of the amount for war risks (hull) to the highest amount available in the international insurance market).

12.3	Terms of obligatory insurances.

The Borrower shall procure that each Owner shall effect such insurances in such amounts in such currency and upon such terms as shall from time to time be approved in writing by the Agent, but in any event as follows:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in approved amounts but in any event not less than an amount equal to the higher of (i) an amount which when aggregated with the amount for which the other Mortgaged Ship is insured pursuant to this Clause 12.3 (b) is equal to 120 per cent. of the aggregate of the Facilities and (ii) an amount which is 120 per cent of the Market Value of the Ship owned by it;

(c)	in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000) for any one accident or occurrence;

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(f)	other such risks of whatsoever nature and howsoever arising in respect of such insurance would be maintained by a prudent owner of the Ship;

(g)	on approved terms and conditions; and

(h)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have a Standard & Poor’s rating of at least BBB or a comparable rating by any other rating agency acceptable to the Agent (acting with the authorisation of the Majority Lenders).

12.4	Further protections for the Creditor Parties.

In addition to the terms set out in Clause 12.3, the Borrower shall, or shall procure that each Owner shall, procure that:

(a)	it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent;

(b)	whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, and without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)	the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)	the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)	the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(i)	the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances.

The Borrower shall or shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	seek the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking.

The Borrower shall or shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

12.7	Copies of certificates of entry; letters of undertaking.

The Borrower shall or shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	original(s) of a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Owner’s protection and indemnity association, a certified copy of each United Sates of America voyage quarterly declaration (or other similar document or documents) made by the Owner in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship (if applicable).

12.8	Deposit of original policies.

The Borrower shall ensure that all policies relating to obligatory insurances effected by each of the Owners it are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums.

The Borrower shall or shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

12.10	Guarantees.

The Borrower shall or shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment.

The Borrower shall procure that no Owner shall employ its Ship, nor shall permit it to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances.

The Borrower shall procure that each Owner shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make (and promptly supply copies to the Agent (upon its request)) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances.

The Borrower shall not and shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

12.14	Settlement of claims.

The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications.

The Borrower shall or shall procure that each Owner shall provide the Security Trustee, at the time of each such communication (other than (unless specifically required by the Security Trustee) communications of an entirely routine nature), copies of all written communications between the Owner and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;

(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(iii)	a claim under any obligatory insurances of its Ship.

12.16	Provision of information and further undertakings.

In addition, the Borrower shall promptly provide or shall procure that the relevant Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall or shall procure the Owner shall:

(c)	do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(d)	promptly provide the Agent with full information regarding any Major Casualty or in consequence whereof that Ship has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to that Ship only with the Agent’s prior written consent, and the Borrower shall and shall procure that the Owner shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

12.17	Mortgagee’s interest and additional perils insurances.

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)	a mortgagee’s interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to 120 per cent. of the aggregate of the Facilities) which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Owner which is the owner thereof, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of the Borrower, each Owner, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of such Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Owner or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)	a mortgagee’s interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of that Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and in an amount of up to 110 per cent. of the aggregate of the Facilities, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements.

The Security Trustee shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting an Owner, any of the Ships and their Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which each Owner may be subject) and the Borrower shall or shall procure that the Owners shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

12.19	Modification of insurance requirements.

The Security Trustee shall notify the Borrower or the relevant Owner of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Security Trustee reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower or the relevant Owner accordingly.

12.20	Compliance with mortgagee’s instructions.

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owner owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General.

The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 as from the Delivery Date in respect of its Ship and at all times thereafter during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise reasonably permit in writing.

13.2	Ship’s name and registration.

The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

13.3	Repair and classification.

The Borrower shall procure that each Owner shall, and shall procure that the Approved Manager shall, keep the Ship owned by it in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) and acceptable to the Agent; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 5 to act on behalf of the Owner in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Lender or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry.

13.4	Classification society undertaking.

The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 13.3 (and procure that the classification society undertakes with the Security Trustee) in relation to its Ship:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by that Owner;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the Owner or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of the Owner’s or that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

13.5	Modification.

The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, its Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

13.6	Removal of parts.

The Borrower shall procure that no Owner shall remove any material part of its Ship, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the Owner and subject to the security constituted by the relevant Mortgage (if applicable) Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.7	Surveys.

The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

13.8	Inspection.

The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrower’s expense and if the inspector or surveyor appointed by the Security Trustee under this Clause is of the opinion that there are any technical, commercial or operational actions being undertaken or omitted to be undertaken by the Owner which is the owner of that Ship or the Approved Manager which affect the operation or value of that Ship, the Borrower shall forthwith (at its expense) on the Security Trustee’s demand remedy or procure that the relevant Owner shall remedy such action or inaction.

13.9	Prevention of and release from arrest.

The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, the Owner shall procure its release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc.

The Borrower shall and shall procure that each Owner shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

13.11	Provision of information.

The Borrower shall procure that each Owner shall on a quarterly basis and as such other times as the Agent may request, promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of the Owner’s or the Approved Manager’s Document of Compliance.

13.12	Notification of certain events.

The Borrower shall procure that each Owner shall immediately notify the Security Trustee by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement, condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against the Owner or in connection with that Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Owner, the Approved Manager or otherwise in connection with that Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Owner shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall procure that no Owner shall, in relation to the Ship owned by it:

(a)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(b)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(c)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(d)	de-activate or lay up that Ship; or

(e)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

13.14	Notice of Mortgage.

The Borrower shall procure that each Owner shall keep the Mortgage relative to its Ship registered against that Ship as a valid fourth preferred or, as the case may be, fourth priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged with fourth priority by the Owner to the Security Trustee.

13.15	Sharing of Earnings.

The Borrower shall procure that no Owner shall, save as permitted under the terms of this Agreement or the Associated Loan Agreements:

(a)	enter into any agreement or arrangement for the sharing of any Earnings save for any pool agreements or arrangements under normal commercial terms; or

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Owner to any Earnings.

13.16	Nuclear waste.

The Borrower shall procure that no Owner shall permit its Ship to carry any nuclear waste or other radioactive material.

13.17	Demise charters

The Borrower shall and shall procure that the relevant Owner shall, promptly upon the entering into of any demise charter for any period in respect of a Ship, notify the Agent and provide copies of any charter relating to such Ship and, if applicable, any charter guarantee and the Borrower shall and shall procure that the relevant Owner shall procure that:

(a)	following the repayment of the Senior Loans and of all amounts outstanding under the Senior Loan Agreements and the release of the Senior Finance Documents, the relevant Owner shall execute in favour of the Security Trustee a second priority specific assignment of all its rights, title and interest in and to such charter in form and substance satisfactory to the Security Trustee; and

(b)	the charterer agrees to acknowledge to the Security Trustee the specific assignment provided pursuant to paragraph (a) above of such charter and provides to the Security Trustee a letter of undertaking of such charterer pursuant to which the charterer subordinates all its claims against the relevant Owner and the Ship to the claims of the Lenders under or in connection with the Finance Documents in form and substance satisfactory to the Lenders and in which the charterer further undertakes to the Security Trustee:

(i)	to comply with all of the relevant Owner’s undertakings in regard to the employment, insurances, operation, repairs and maintenance of the Ship contained in Clauses 12 and 13 of this Agreement as incorporated in the relevant Mortgage; and

(ii)	to provide an assignment of its interest in the insurances of the relevant Ship in form and substance satisfactory to the Security Trustee.

14	VALUATIONS

14.1	Valuation of Ships.

The Market Value of a Mortgaged Ship at any date is that shown by taking a valuation issued by an Approved Broker appointed by the Agent at the cost of the Borrower or, if requested in writing by the Borrower, by the average of two valuations issued by two different Approved Brokers each appointed by the Agent, one to be selected by the Agent and the other to be selected by the Borrower both at the cost of the Borrower, provided however that if such valuations differ more than 10 per cent a third Approved Broker shall be appointed by such Approved Brokers at the cost of the Borrower (whose valuation shall prevail), each valuation to be prepared:

(a)	as at a date not more than 14 days previously;

(b)	with or without physical inspection of that Ship (as the Agent may require); and

(c)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

14.2	Valuations binding.

Any valuation under Clause 14.1 shall be binding and conclusive as regards the Borrower.

14.3	Provision of information.

The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 14.1 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

14.4	Payment of valuation expenses.

Without prejudice to the generality of the Borrower’s obligations under Clauses 19.1, 19.3 and 20.2, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments.

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at Deutsche Bank AG, SWIFT Code DEUTDEHHXXX, Account No. 131039000, IBAN DE73200700000131039000 in favour of Navios Partners Europe Finance Inc., Reference “Navios Europe” or to such other account with such other bank as the Agent may from time to time notify to the Borrower; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

15.2	Payment on non-Business Day.

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments.

All interest and fees and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Distribution of payments to Creditor Parties.

Subject to Clauses 15.5, 15.6 and 15.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

15.5	Permitted deductions by Agent.

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

15.6	Agent only obliged to pay when monies received.

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

15.7	Refund to Agent of monies not received.

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

15.8	Agent may assume receipt.

Clause 15.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

15.9	Creditor Party accounts.

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.10	Agent’s memorandum account.

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.11	Accounts prima facie evidence.

If any accounts maintained under Clauses 15.9 and 15.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application.

Any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall, except as any Finance Document may otherwise provide, be paid to the Agent and, subject to the Agent being permitted pursuant to the terms of the Intercreditor Deeds to apply such sums against the Secured Liabilities, shall be applied by the Agent:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 19, 20 and 21 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Facilities; and

(b)	SECONDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2	Variation of order of application.

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application.

The Agent may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17	PAYMENT OF EARNINGS

The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the Earnings Assignment or any Senior Finance Documents or any Junior Finance Documents to which it is a party) all Earnings of each Ship are paid by each Owner to the relevant Owner’s Earnings Account for that Ship and that subject to the relevant Senior Lender’s minimum balance requirements under clause 14.6 of the relevant Senior Loan Agreement, all the Free Cash Flow from those Owner’s Earnings Accounts shall be paid by each Owner to the Borrower into the Borrower’s Earnings Account held in the name of the Borrower on a quarterly basis and no later than the Repayment Date falling at the end of such financial quarter.

18	EVENTS OF DEFAULT

18.1	Events of Default.

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due (unless received by the Agent within two (2) Business Days of such due date and the delay in receipt is caused by administrative or other delays or errors in the banking system) or (if so payable) on demand, within two (2) Business Days of the due date of such payment, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 10.4, 10.6(e), 10.17, 10.20, 10.21, 10.22, 11.2, 11.3, 11.4, 12.2 or 17; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same (subject to any other applicable grace period specified in a Finance Document); or

(d)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(e)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in an amount exceeding (1) singly, five hundred thousand Dollars ($500,000) or (2) in aggregate, One million Dollars ($1,000,000):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default unless the Relevant Person is contesting the declaration of an event of default or of the Financial Indebtedness becoming due and payable, in good faith and on substantial grounds, by appropriate proceedings and adequate reserves have been set aside for its payment if such proceedings fail; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest in respect of any of the property which is subject of any of the Finance Documents becomes enforceable; or

(f)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person is unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order and such execution, attachment, arrest, sequestration, distress or freezing order is not withdrawn or discharged within thirty (30) days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or any Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within fifteen (15) days of being made or presented, or (bb) within fifteen (15) days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders is similar to any of the foregoing; or

(g)	the Borrower or any Security Party ceases or suspends carrying on its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower, any Owner or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)	any official consent necessary to enable any Owner to own, operate or charter its Ship or to enable the Borrower, any Owner or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document or a Transaction Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless the Borrower or the relevant Owner contests any denial, expiration or revocation (other than with respect to a Finance Documents) and on the condition that, in the reasonable opinion of the Majority Lenders:

(i)	there are real prospects of such contest being successfully granted/upheld by the competent authorities; or

(ii)	such contest being made in good faith; or

(j)	if without the Majority Lenders’ prior consent (not to be unreasonably withheld), a change has occurred after the date of this Agreement in the legal and beneficial ownership of any of the shares in the Borrower or any Owner or in the control of the voting rights attaching to any of those shares; or

(k)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest (save for Permitted Security Interests) or any other third party claim or interest; or

(l)	the security constituted by a Finance Document becomes invalid or unenforceable or ceases to remain in full force and effect; or

(m)	any event of default occurs or there is any non-payment under the Senior Loan Agreements or either of them or the Junior Loan Agreement; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower, any Owner, any other Security Party or the Group; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	the threat or commencement of legal or administrative action involving the Borrower, any Owner, a Ship, either of the Approved Manager or any Security Party,

which constitutes a Material Adverse Change.

18.2	Actions following an Event of Default.

On, or at any time after, the occurrence of an Event of Default and always subject to the provisions of the Intercreditor Deeds:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Facilities, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(ii)	serve on the Borrower a notice requiring the Borrower immediately to prepay the whole of the Facilities;

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (a) (ii), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders are entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitments in relation to the Revolving Facility.

Following the service of a notice under Clause 18.2(a)(i) and provided that any one or more of the Senior Creditor Parties or the Junior Creditor Parties are enforcing (with the word “enforcing” having the meaning as that given to it in Clause 8.1(c)) their rights pursuant to an event of default or default under (and as defined in any one or more of) the Senior Loan Agreements and the Junior Loan Agreement, the Agent may serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower in respect of the Revolving Facility or otherwise under this Agreement shall be cancelled whereupon such obligation shall be immediately cancelled.

18.4	Acceleration of Facilities.

On the service of a notice under Clause 18.2(a)(i), the Facilities, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Action without notice.

The Agent may serve a notice under Clauses 18.2(a)(ii) and it and/or the Security Trustee may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of such notice.

18.6	Notification of Creditor Parties and Security Parties.

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 18.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

18.7	Creditor Party’s rights unimpaired.

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

18.8	Exclusion of Creditor Party liability.

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.9	Relevant Persons.

In this Clause 18, a “Relevant Person” means the Borrower and each Owner.

18.10	Interpretation.

In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	EXPENSES

19.1	Costs of negotiation, preparation etc.

(a)	The Creditor Parties and the Borrower and the Security Parties shall each bear their own costs in connection with the negotiation, preparation, printing and execution of any Finance Document or any related document (including for the avoidance of doubt any other Transaction Document contemplated at the date of this Agreement, including the MoAs), save for the costs or expenses of any translation or registration in connection with the Mortgages which shall be borne by the Borrower and/or the relevant Owners.

(b)	The negotiation, preparation, printing and entry into any Finance Documents or Transaction Documents not contemplated as at the date of this Agreement and entered into after the date of this Agreement (other than the MOAs entered into pursuant to this Agreement) shall be borne by the Borrower.

19.2	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to a Finance Document or any other Pertinent Document;

(b)	any consent, waiver or suspension of rights by the Lenders, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrower under or in connection with a Finance Document or any other Pertinent Document; or

(c)	any step taken by any Creditor Party concerned with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.

19.3	Documentary taxes.

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.4	Certification of amounts.

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 19 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Facilities.

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party as a result of or in connection with:

(a)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6.4); and

(b)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Facilities under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

20.2	Miscellaneous indemnities.

The Borrower shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with any action taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, Clause 20.1 and this Clause 20.2 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.3	Environmental Indemnity.

Without prejudice to its generality, Clause 20.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

20.4	Currency indemnity.

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a “Sum”) has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making, filming or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrower shall as an independent obligation, within 3 Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrower shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts.

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6	Sums deemed due to a Lender.

For the purposes of this Clause 20, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions.

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set off, counter-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes.

If, at any time, the Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)	the Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

21.3	Indemnity and evidence of payment of taxes.

The Borrower shall fully indemnify each Creditor Party on the Agent’s demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrower to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 21.2. Within 30 days after making any tax deduction, the Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

21.4	Tax Credits.

A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 21.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 21.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 21.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 21.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

21.5	Exclusion of tax on overall net income.

In this Clause 21 “tax deduction” means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality.

This Clause 22 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Facilities.

22.2	Notification of illegality.

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 22.1 which the Agent receives from the Notifying Lender.

22.3	Avoiding illegality.

On the Agent notifying the Borrower under Clause 22.2, then the Borrower shall co-operate in good faith with the Agent for a period of 30 Business Days to re-structure the transaction to ensure the Notifying Lender can perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the part of the Facilities provided by the Notifying Lender or to transfer the part of the Facilities provided by the Notifying Lender to an affiliate of the Notifying Lender or to a Junior Lender or any other bank or financial institution not affected by the circumstances affecting the Notifying Lender and shall enter into, and ensure that the Security Parties enter into, such documents as may be required by the Agent to give effect to such revised structure, if at the end of such 30 Business Day period, such restructuring has not been successfully completed to the satisfaction of the Agent and the Notifying Lender, the Notifying Lender’s Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall (a) initially seek to find an equivalent refinancing with a Junior Lender, or any other a bank or financial institution acceptable to the Creditor Parties; (b) and if it is not able to achieve a refinancing it shall prepay the Facilities in full from its own available resources if any, and (c) only if any of the Facilities remain outstanding (after the actions in paragraphs (a) and (b) have been performed follow the Final Exit procedure set out in Clause 7.11 and make any payment required in accordance with Clause 7.7(b).

23	INCREASED COSTS

23.1	Increased costs.

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased cost”.

In this Clause 23, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 23.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Notification to Borrower of claim for increased costs.

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 23.1.

23.4	Payment of increased costs.

On the Agent notifying the Borrower under Clause 23.3, then the Borrower shall co-operate in good faith with the Agent for a period of 15 Business Days to re-structure the transaction to ensure the Notifying Lender no longer incurs such the increased cost and ensure that the Security Parties enter into, such documents as may be required by the Agent to give effect to such revised structure, if at the end of such 15 Business Day period, such restructuring has not been successfully completed to the satisfaction of the Agent and the Notifying Lender, the Borrower shall pay to the Agent, not later than 10 days after the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24	TRANSFERS

24.1	Transfer by Borrower.

The Borrower may not assign or transfer any of its rights, liabilities or obligations under any Finance Document.

24.2	Transfer by a Lender.

Subject to Clause 24.4 and to Clause 24.15, a Lender (the “Transferor Lender”) may at any time, without the prior consent of the Borrower or any Security Party but with the prior consent of HSH as Junior Lender (such consent not to be unreasonably withheld), cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any third party (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

24.3	Transfer Certificate, delivery and notification.

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party and the Junior Agent letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

24.4	Effective Date of Transfer Certificate.

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 24.3 on or before that date.

24.5	No transfer without Transfer Certificate.

Except as provided in Clause 24.14, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, either Approved Manager, any Junior Creditor Party, the Agent or the Security Trustee unless (i) it is effected, evidenced or perfected by a Transfer Certificate and (ii) the relevant Transferee Lender, if required, becomes a party to the Intercreditor Deeds.

24.6	Lender re-organisation; waiver of Transfer Certificate.

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

24.7	Effect of Transfer Certificate.

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Facilities or either of them which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 19, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

24.8	Maintenance of register of Lenders.

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 24.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

24.9	Reliance on register of Lenders.

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

24.10	Authorisation of Agent to sign Transfer Certificates.

The Borrower, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrower and each Security Party irrevocably agrees to the transfer procedures set out in this Clause 24 and to the extent the cooperation of the Borrower and/or any Security Party shall be required to effect any such transfer, the Borrower and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs to the Borrower or such Security Party.

24.11	Registration fee.

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

24.12	Sub-participation; subrogation assignment.

Subject to Clause 24.15, a Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the Borrower’ prior consent and without serving a notice thereon and the Lenders may assign without the Borrower’ prior consent and without serving a notice thereon, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

24.13	Disclosure of information.

A Lender may, without the prior consent of the Borrower or any Security Party, disclose to a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants, any financial or other information which that Lender has received in relation to the Facilities, the Borrower, any Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Facilities by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and confidentiality.

In the event any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant is not already bound by any legal obligation of secrecy or banking confidentiality, the Lender concerned shall require such other party to sign a confidentiality agreement. The Borrower shall, and shall procure that any other Security Party shall:

(a)	provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer or sub-participation to be effected pursuant to this Clause 24;

(b)	procure that the directors and officers of the Borrower or any Security Party are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request on notice to the Borrower or that Security Party; and

(c)	permit any Transferee Lender to board any Ship at all reasonable times to inspect its condition with reasonable notice to the Borrower (after taking into consideration the relevant Ships’ schedule).

24.14	Security over Lenders’ rights.

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower, either Approved Manager or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.15	Navios Lender’s right of first refusal.

Prior to any transfer pursuant to Clause 24.2 above or any sub-participation pursuant to Clause 24.12 above, the Lender concerned shall give prior notice to the other Lenders of its intention to transfer or sub-participate its participation in the Facilities or either of them and each Lender shall have the right to either (a) to purchase through a nominee by paying the amount referred to in paragraph (b) of this Clause 24.15 or (b) prepay the relevant portion of the Loan intended to be transferred in full as a voluntary prepayment according to Clause 7.4. or any other amount mutually agreed with the Lenders.

25	VARIATIONS AND WAIVERS

25.1	Required consents.

(a)	Subject to Clause 25.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Creditor Parties and the Borrower.

(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.

25.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Finance Documents” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the fixed interest rate or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender’s Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 3 (Position of the Lenders), Clause 10.5, 10.6 and 10.7, Clause 24 (Transfers) or this Clause 25.2;

(vii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;

(viii)	any change of the currency in which the Facilities are provided or any amount is payable under any of the Finance Documents;

(ix)	extend the Availability Period;

(x)	change clauses 21 (grossing-up) and 15.4 (distribution of payment to Creditor Parties),

may not be effected without the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Mandated Lead Arranger or the Security Trustee may not be effected without the consent of the Agent, the Mandated Lead Arranger or the Security Trustee, as the case may be.

25.3	Exclusion of other or implied variations.

Except for a document which satisfies the requirements of Clauses 25.1 and 25.2, no document, and, subject to Clause 25.4, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

25.4	Deemed consent.

With respect to any amendment, variation, waiver, suspension or limit requested by any party to this Agreement and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the Agent) to determine whether to approve such action. A Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Agent within 10 days of that Lender’s receipt of the Agent’s notice or such other time as the Agent may state in the relevant notice as being the time available for approval of such action.

26	NOTICES

26.1	General.

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

26.2	Addresses for communications.

A notice by letter or fax shall be sent:

(a)	to the Borrower:	c/o Navios Shipmanagement Inc.
85, Akti Miaouli
PIRAEUS 185 38
Fax No: +30 210 4172070

	for the attention of:	Vassiliki Papaefthymiou

	to a Lender:	c/o Navios Shipmanagement Inc.
85, Akti Miaouli
PIRAEUS 185 38
Fax No: +30 210 4172070

	for the attention of:	Vassiliki Papaefthymiou

(b)	to the Agent, the Mandated Lead Arranger
and Security Trustee:

c/o Navios Shipmanagement Inc.
85, Akti Miaouli
PIRAEUS 185 38
Fax No: +30 210 4172070

	for the attention of:	Vassiliki Papaefthymiou

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent, the Mandated Lead Arranger or the Security Trustee, the Borrower, the Lenders and the Security Parties.

26.3	Effective date of notices.

Subject to Clauses 26.4 and 26.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

26.4	Service outside business hours.

However, if under Clause 26.4 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 26.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

26.5	Illegible notices.

Clauses 26.3 and 26.6 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

26.6	Electronic communication.

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Creditor Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

26.7	English language.

Any notice under or in connection with a Finance Document shall be in English.

26.8	Meaning of “notice”.

In this Clause 26, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

27	SUPPLEMENTAL

27.1	Rights cumulative, non-exclusive.

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

27.2	Severability of provisions.

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

27.3	Counterparts.

A Finance Document may be executed in any number of counterparts.

27.4	Third party rights.

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

27.5	Benefit and binding effect.

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

28	LAW AND JURISDICTION

28.1	English law.

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

28.2	Exclusive English jurisdiction.

Subject to Clause 28.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

28.3	Choice of forum for the exclusive benefit of the Creditor Parties.

Clause 28.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

28.4	Process agent.

The Borrower irrevocably appoints HFW Nominees Ltd. at their office for the time being, presently at Friary Court, 65 Crutched Friars, London, EC3N 2AE, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

28.5	Creditor Party rights unaffected.

Nothing in this Clause 28 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

28.6	Meaning of “proceedings” and “Dispute”.

In this Clause 28, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWER

SIGNED by	)
TODD JOHNSON	)	/s/ Todd Johnson
for and on behalf of	)
NAVIOS EUROPE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

LENDERS

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS PARTNERS	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS ACQUISITION	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS HOLDINGS	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

AGENT

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS PARTNERS	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

MANDATED LEAD ARRANGER

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS ACQUISITION	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE

SECURITY TRUSTEE

SIGNED by	)
PETER KALLIFIDAS	)	/s/ Peter Kallifidas
for and on behalf of	)
NAVIOS HOLDINGS	)
EUROPE FINANCE INC.	)
in the presence of:	)
Christina Economides	)
/s/ CE